Exhibit 10.3

ASSET ASSIGNMENT AGREEMENT

This ASSET ASSIGNMENT AGREEMENT (the “Agreement”), is effective as of this October ___, 2009 (the “Effective Date”) between Thrive Worldwide LLC, a Nevada limited liability company (the “Assignor”) and Ethos Environmental, Inc., a Nevada corporation (the “Assignee”).

In consideration of the mutual agreements contained herein, and for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.

Assignment. Assignor hereby irrevocably assigns his rights, title and interest to any and all assets used by Assignor for the benefit of Assignee, or in any other way held by Assignor on behalf of Assignee, including but not limited to the Exigo software system, the service agreement between Thrive and Exigo Office, Inc. (“Exigo”) dated on or about February 24, 2009, the ownership to the URL www.ecomates.com and any related URLs (the “Assigned Rights”), and the Assignee hereby accepts such assignment. Upon the execution and delivery of this Agreement by the Assignor, the Assignee shall, as of the date hereof, acquire the Assigned Rights and succeed to the rights, title and interest of Assignor thereunder.

2.

Governing Law. Except to the extent preempted by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of California.

3.

Successors. This Agreement shall be binding upon Assignor’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and assigns.

4.

Counterparts. This Agreement may be signed in counterpart, each of may be an original or facsimile copy, and both with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the Assignor and Assignee have executed this Assignment Agreement.

Assignor:

Thrive Worldwide, LLC

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By:

Assignee:

Ethos Environmental, Inc.

__________________________

By: